PURCHASE AGREEMENT

between

CLEC Networks, Inc./EDGE FiberNet, Inc.

(the “Seller”)

and

2050 MOTORS, INC., A CALIFORNIA CORPORATION

(the “Buyer”)

dated as of

April 18, 2019

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is dated as of April 18, 2019, between:

CLEC Networks, Inc. (“CLEC”), a Delaware corporation and EDGE FiberNet, Inc. (“EDGE”), a Delaware corporation (collectively, the “SELLER”) and 2050 Motors, Inc., a California corporation (the “BUYER”).

Recitals

●	WHEREAS, the EDGE owns 100% of CLEC and has authorized the sale of 50% of CLEC’s shares to the BUYER.

●	WHEREAS, the EDGE has experience constructing and managing a facilities-based carrier telecommunications facility.

●	WHEREAS, the BUYER has extensive experience investing in telecommunications businesses.

●	WHEREAS, the SELLER wishes to sell to the BUYER, and the BUYER wishes to purchase from the SELLER, 50% of CLEC’s shares, subject to the terms and conditions set forth herein;

●	NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 12pm New York time on the second (2nd) Business Day following satisfaction of all of the conditions set forth in Article VI of this Agreement (the “Closing Date”), unless another time, date or place is agreed to in writing by the BUYER and the SELLER, but under no circumstances later than 5:00PM Eastern Time. At the Closing the SELLER shall sell to the BUYER, and the BUYER shall purchase from the SELLER 50% of the Shares of CLEC, free and clear of all Encumbrances, for the consideration specified in 1.04 below (the “Acquisition”).

1.02 Purchase Price/Expenses. In consideration for the sale of 50% of CLEC shares:

a)	CLEC will engage EDGE FiberNet, Inc. to develop, license and interconnect CLEC’s contemplated Competitive Local Exchange carrier facility.
b)	The SELLER shall contribute a Lucent LCS TDM/IP Switch (or equivalent switch in functionality and performance) with an appraised value and/or replacement cost of no less than $100,000.00, which value or cost will be determined by the market comparables method and listed as an Exhibit in the Closing Documents.
c)	In total, the SELLER will provide CLEC with $150,000.00 of equipment, person hours and management hours. At the end of each calendar quarter, SELLER will provide BUYER with an itemized list or schedule(s) to document its contributions to CLEC.
d)	The BUYER will issue to EDGE, 100,000 Series B Preferred Shares of the BUYER, which shares will be convertible at SELLER’s option into 100,000,000 common stock shares of the BUYER.
e)	If CLEC has achieved positive EBITDA (earnings before interest, taxes, depreciation, and amortization, otherwise defined as net income before net interest expense, taxes, depreciation and amortization expense), no later than three (3) months ending December 31, 2020, SELLER shall have the right to demand that BUYER issue additional Series B preferred shares, common shares and/or stock options/warrants to restore its diluted equity ownership in BUYER to 10% of the fully-diluted issued and outstanding shares of BUYER, including common shares, convertible preferred shares and stock options/warrants, but excluding the dilutive impact of any outstanding convertible debentures. Alternatively, at SELLER’s discretion, SELLER will have the right to demand an additional 10% of the equity in CLEC (i.e., should BUYER’s equity % drop to 40%, SELLER equity % increases to 60%), such shares shall be held by an independent 3rd party and distributed or returned to CLEC as treasury shares accordingly. Alternatively, CLEC shall issue additional common shares to SELLER to increase SELLER’s equity, based on an initial equity split of 50/50 and exclusive of any additional outside financing consummated during the life of CLEC, to 60%.
f)	SELLER and BUYER agree that, if not already provided for by the rules of Delaware corporate law, CLEC’s Articles of Incorporation shall be modified to state that any shareholder with a simple shareholdings majority will be deemed to have total control of the CLEC board of directors and may excuse any seated director at any time.

g)	BUYER shall commit to funding CLEC with a total of $150,000.00 over a period of seven months based on a fixed schedule to fund legal, licensing, capital expenditures, and other costs associated with the buildout of a facilities-based communications business in the Verizon territories in the North East United States, which encompass NY, NJ, PA, VA, MD, MA, DC, DE and RI. Any shortfall in funding by the end of Month 7 subsequent to closing shall result in a pro rata adjustment of BUYER’s equity in CLEC via the return of CLEC shares to SELLER (EDGE) or the issuance of a number of CLEC shares to achieve the same proportional adjustment, at the SELLER’s discretion. If there is a funding shortfall, after receiving notice by registered mail by SELLER, BUYER shall have a cure period of 10 business days to fulfill its required funding commitment under this Agreement.
h)	The Partners will rename CLEC to “2050tel Corp.” or similar such corporate name as soon as practicable after closing.
i)	The BUYER shall grant the SELLER an option to spin-off as its own stand-alone public company, which option shall expire three (3) years from the execution of this Agreement. BUYER’s retention of equity percentage in the spin-off shall be mutually negotiated between BUYER, SELLER and outside Investors and their Advisors in the spin-off entity.
j)	Should such spin-off require a Form 10 or S-1 Registration Statement, the BUYER shall be responsible for preparing such document unless, at SELLER’s discretion, SELLER releases BUYER from this responsibility and chooses to rely on other resources.
k)	Vikram Grover will be named a Director and Chief Financial Officer of CLEC and Ted Flomenhaft will continue as the President and Secretary and a Director of CLEC.

1.03 Transactions to be Effected at the Closing/Closing Conditions.

(a) On or prior to the Closing Date, the following transactions shall be effected:

(i)	SELLER shall deliver to BUYER and BUYER shall deliver to SELLER one or more stock certificates representing the respective Shares, duly executed by authorized officers of the respective corporations.
(ii)	This Agreement and all other agreements, documents, instruments or certificates required to be delivered on the Closing Date by the respective parties shall be delivered at or prior to the Closing Date in accordance with the terms hereof.
(iii)	No material adverse change in the business or financial statements of BUYER or SELLER.
(iv)	All representations and warranties of the Parties in this definitive agreement shall be true and accurate and all covenants of the respective parties shall have been fulfilled.

(b) The Closing is further subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

a.	Approval of the transactions by SELLER’s and BUYER’s Board of Directors;
b.	Prior to the Closing, satisfactory completion of due diligence by all Parties on or before April 19, 2019;
c.	Satisfactory approval by BUYER of all of SELLER’s salaried employees, management, working capital, and budget of SELLER post transaction on or before April 19, 2019;
d.	BUYER’s receipt of any required, material third-party consents or approvals of SELLER;
e.	If required by applicable law or BUYER’s or SELLER’s bylaws, stockholder approval by the BUYER and SELLER on or before April 19, 2019;
f.	No material adverse change in the business or financial statements of either the BUYER or the SELLER prior to the closing of the Transaction;
g.	All necessary government filings and approvals and all third-party approvals necessary for the approval of the transactions specified herein shall have been obtained.

ARTICLE II

Representations and Warranties concerning SELLER and its Stockholders

Except as set forth in the disclosure schedules delivered with this Agreement (the “Disclosure Schedules”) (it being expressly agreed that the disclosures in any section or subsection of the Disclosure Schedules shall qualify the corresponding section or subsection of this Agreement and any other section or subsection of the Agreement to the extent such matter’s relevance to such other section or subsection is reasonably apparent), SELLER and its stockholders make the following representations and warranties to the BUYER as of the date hereof, except for representations and warranties made as of a specific date, the accuracy of which will be determined only as of the specified date.

2.01 Organization and Authority of SELLER. SELLER has full power and authority to enter this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by SELLER of this Agreement, the performance by SELLER of its obligations hereunder and thereunder and the consummation by SELLER of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of SELLER. When this Agreement is duly executed by SELLER and delivered to the BUYER, this Agreement shall constitute a legal, valid and binding obligation of SELLER enforceable against it in accordance with its terms. When each other Transaction Document to which SELLER is, or will be, a party has been duly executed and delivered by SELLER, such Transaction Document will constitute a legal and binding obligation of the SELLER enforceable against it in accordance with its terms.

2.02 Qualification of SELLER. SELLER is duly organized, validly existing and in good standing under the Laws of their respective jurisdictions or organization and have full power and authority to own, operate or lease the properties and assets now owned, operated or leased by them and to carry on their business as it has been and is currently conducted, except as, individually or in the aggregate, would not have a Material Adverse Effect. SELLER is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.

2.03 Capitalization.

(a) The SELLER(S) are the record owner of and has good and valid title to the Common Stock, free and clear of all Encumbrances other than Permitted Encumbrances. The Common Stock have been duly authorized and are validly issued and fully-paid.

(b) The Common Stock was issued in compliance with applicable Laws. The Common Stock was not issued in violation of the Organizational Documents of SELLER or its Affiliates or any other agreement, arrangement or commitment to which the SELLER or SELLER is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Common Stock or obligating the SELLER to sell any of its Common Stock. Other than the Organizational Documents of SELLER, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Common Stock.

2.04 No Conflicts; Consents. The execution, delivery and performance by SELLER of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of SELLER; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to SELLER ; (c) require the consent, notice or other action by any Person, conflict with, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which SELLER is a party or by which SELLER is bound or to which any of their respective properties and assets are subject or any material permit affecting the properties, assets or business of SELLER ; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of SELLER, other than Permitted Encumbrances. Other than any consents, approvals, filings and Governmental Orders required under the Laws of the United States, no consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to SELLER in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

2.05 Financial Statements. Complete copies of SELLER’s unaudited financial statements consisting of the balance sheet of SELLER as of December 31, 2018 for the period then ended and the related statements of income for the year then ended (the “Financial Statements”), will have been delivered to the Buyer by April 26, 2019. Except as disclosed in the Financial Statements, the Financial Statements have been prepared to the best of SELLER’s ability in accordance with GAAP, applied on a consistent basis throughout the period involved, subject to, as applicable, normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of SELLER, and present in all material respects the financial condition of SELLER as of the respective dates they were prepared and the results of the operations of SELLER for the periods indicated. The balance sheet of SELLER as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. SELLER maintains a standard system of accounting established and administered in accordance with GAAP.

2.06 Undisclosed Liabilities. To SELLER’s knowledge, SELLER has no material liabilities, obligations or commitments of any nature whatsoever, absolute or contingent, accrued or unaccrued, matured or un-matured or otherwise except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

2.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, to SELLER’s knowledge, there has not been, with respect to SELLER, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of SELLER;

(c) issuance of additional Common Stock in SELLER;

(d) issuance, sale or other disposition of, or creation of any Encumbrance other than a Permitted Encumbrance on, any capital stock in SELLER, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock in SELLER;

(e) declaration or payment of any distributions on or in respect of any capital stock in SELLER or redemption, purchase or acquisition of any of SELLER’s outstanding capital stock;

(f) material change in any method of accounting or accounting practice of SELLER, except as required by GAAP, as applicable, or as disclosed in the notes to the Financial Statements;

(g) material change in SELLER’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any contract that would constitute a Material Contract;

(I) incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice.

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any material debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material Intellectual Property of SELLER;

(l) material damage, destruction or loss (whether covered by insurance) to its property;

(m) any material capital investment in, or any material loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any Material Contract to which SELLER is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any material Encumbrance other than a Permitted Encumbrance upon any of SELLER’s properties or assets, tangible or intangible;

(q) any material loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(r) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) purchase, lease or other acquisition of the right to own, use or lease any property or assets for any amount, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(u) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, Common Stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(v) action by SELLER to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer in respect of any Post-Closing Tax Period; or

(w) any contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.08 Material Contracts.

(a) There are no agreements, understandings, instruments, contracts or proposed transactions to which SELLER is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments by, SELLER in excess of any amount in any twelve month period, or (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from SELLER (other than off-the shelf, shrink-wrapped or “click to accept” software licenses or other licenses to generally commercially available software), (the “Material Contracts”).

(b) Each Material Contract is valid and binding on SELLER in accordance with its terms and is in full force and effect. Neither SELLER or, to its Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

2.9 Title to Assets; Real Property.

(a) SELLER owns no real property. To its knowledge, SELLER has good and valid leasehold interest in all property that it leases, and all material personal property and other material assets reflected in the Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except (a) as reflected in the Financial Statements, (b) liens for Taxes not yet due and payable, and (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby (the foregoing, the “Permitted Encumbrances”). Any property and facilities held under lease by SELLER is held by it under valid, subsisting and enforceable leases of which SELLER is complying, except where the failure to be complying would not reasonably be expected to result in a Material Adverse Effect on SELLER.

2.10 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of SELLER are adequate for the uses to which they are being put. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by SELLER, together with all other properties and assets of SELLER, are sufficient for the continued conduct of SELLER’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute materially all of the rights, property and assets necessary to conduct the business of SELLER as currently conducted.

2.11 Inventory. All inventory of SELLER, whether reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by SELLER free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of SELLER.

2.12 Insurance. Not applicable.

2.13 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or to SELLER’s Knowledge, threatened (a) against or by SELLER affecting any of its properties or assets (or by or against any Affiliate thereof relating to SELLER); or (b) against or by SELLER that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To SELLER’s Knowledge, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting SELLER or any of its properties or assets. To SELLER’s Knowledge, no event has occurred, or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any material Governmental Order.

2.14 Compliance with Laws; Permits.

(a) To its knowledge, SELLER is not in violation of any Laws applicable to it or its business, properties or assets that has had or could reasonably be expected to result in a Material Adverse Effect.

(b) To its knowledge, all permits required for SELLER to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect. All fees and charges with respect to such permits as of the date hereof have been paid in full. To SELLER’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any permit set forth in Schedule ( ).

2.15 Employment Matters. SELLER will provide a list of all persons who are employees, independent contractors or consultants of SELLER by April 26, 2019, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. To its knowledge, SELLER is not a party to or bound by any collective bargaining or any other type of labor or union agreement which covers any employees. To SELLER’s Knowledge, no strike, labor suit or proceeding or labor administrative proceeding is pending or to SELLER’s Knowledge, threatened respecting the employees, and to its knowledge, no such matter has been threatened.

2.16 Taxes.

(a) All income and other material Tax Returns required to be filed on or before the Closing Date by SELLER have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by SELLER (whether shown on any Tax Return), as of the Closing Date, have been, or will be, timely paid.

(b) SELLER has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where SELLER does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of SELLER.

(e) SELLER is not a party to any Action by any taxing authority. There are no pending or to SELLER’s knowledge, threatened Actions by any taxing authority.

2.18 Books and Records. The minute books of SELLER, to the extent records were created, are correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, all of such books and records will be in the possession of SELLER.

2.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission relating to the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Sellers.

2.19 Labor Relations. To SELLER’s Knowledge, no material labor dispute exists or is imminent with respect to any of the employees of SELLER which has had or could reasonably be expected to result in a Material Adverse Effect. None of SELLER’s employees is a member of a union that relates to such employee’s relationship with SELLER, and SELLER is not a party to a collective bargaining agreement or any labor or union agreement which covers SELLER’s employees. To the Knowledge of SELLER, no officer, director or agent of SELLER, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Material Contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of any SELLER employee by BUYER will not subject BUYER to any liability with respect to any of the foregoing matters.

ARTICLE III

Representations and Warranties of the Buyer

Except as set forth in the Disclosure Schedules (it being expressly agreed that the disclosures in any section or subsection of the Disclosure Schedules shall qualify the corresponding section or subsection of this Agreement and any other section or subsection of the Agreement to the extent such matter’s relevance to such other section or subsection is reasonably apparent), BUYER represents and warrants to SELLER that the statements contained in this Article III are true and correct as of the date hereof.

3.01 Organization and Authority of the Buyer. BUYER is a corporation duly organized, validly existing and in good standing under the Laws of the state of California. The BUYER has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the BUYER of this Agreement and any other Transaction Document to which the BUYER is a party, the performance by the BUYER of its obligations hereunder and thereunder and the consummation by the BUYER of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the BUYER. This Agreement has been duly executed and delivered by the BUYER, and this Agreement constitutes a legal, valid and binding obligation of the BUYER enforceable against the BUYER in accordance with its terms. When each other Transaction Document to which the BUYER is or will be a party has been duly executed and delivered by the BUYER, such Transaction Document will constitute a legal and binding obligation of the Buyer enforceable against it in accordance with its terms. The BUYER has made available to the SELLER true, correct and complete copies of all Organizational Documents of the BUYER, including all amendments thereto.

The BUYER has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except as, individually or in the aggregate, would not have a Material Adverse Effect. Schedule 3.01 sets forth each jurisdiction in which the BUYER is licensed or qualified to do business, and the BUYER is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect.

3.02 No Conflicts; Consents. The execution, delivery and performance by BUYER of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of BUYER; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to BUYER; or (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which BUYER is a party or is bound or to which any of its properties or assets are subject (including any Material Contracts) or any permit affecting the properties, assets or business of BUYER. Other than any consents, approvals, filings and Governmental Orders required under the Laws of the United States, no consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to BUYER in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

3.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission relating to the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of BUYER.

3.04 Sufficiency of Funds. Subject to approval and effectiveness of its Certificate of Determination for Series B Preferred Shares filed with the Secretary of State of California on or around April 12, 2019, BUYER has sufficient shares available to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

3.05 Compliance with Laws; Litigation.

(a) BUYER is in compliance, and during the five (5) years preceding the date of this Agreement has been in compliance, in all material respects, with all Laws applicable to it or the operation of its businesses or by which any of its assets are bound or affected. Neither BUYER nor any of its direct and indirect subsidiaries is in receipt of, or has received in the five (5) years preceding the date of this Agreement, any written notice of any material violation of any Laws applicable to them or the operations of their respective businesses or by which their assets are bound or affected.

(b) There are no Actions pending or, to the knowledge of BUYER, threatened (a) against or by BUYER affecting any of its properties or assets (or by or against any Affiliate thereof relating to BUYER); or (b) against or by BUYER that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the knowledge of BUYER, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(c) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting BUYER or any of its properties or assets (or by or against any Affiliate thereof relating to the BUYER). To the knowledge of BUYER, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

ARTICLE IV

Tax Matters

4.01 Tax Covenants.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by BUYER when due. BUYER shall, at its own expense, timely file any Tax Return or other document with respect to the foregoing taxes or fees (and SELLER shall cooperate with respect thereto as necessary).

(b) BUYER shall prepare, or cause to be prepared, all Tax Returns required to be filed by SELLER after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. BUYER shall permit SELLER to review and comment on each such Tax Return described in this subsection before filing and shall make such revisions to such Tax Returns as are reasonably requested by SELLER(S).

ARTICLE V

Conditions to Closing

5.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Action shall have been commenced against BUYER or SELLER(S), which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

5.02 Conditions to Obligations of Buyer. The obligations of BUYER to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or BUYER’s waiver, at or prior to the Closing, of each of the following conditions:

(a) All approvals, consents and waivers that are required to close shall have been received and executed counterparts thereof shall have been delivered to BUYER at or prior to the Closing.

(b) This Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to BUYER.

(c) BUYER shall have received a certificate, dated the Closing Date and signed by an authorized officer or director of SELLER or SELLER(S), that each of the conditions set forth in Section 6.02 have been waived or satisfied.

(d) SELLER shall have delivered to the Buyer a good standing certificate (or its equivalent) for SELLER from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which SELLER is organized.

(e) The representations and warranties of SELLER contained in Article II of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifier set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure of such representations and warranties to be so true, correct and complete, has not had, individually or in the aggregate, a Material Adverse Effect.

(h) SELLER shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by BUYER at or prior to the Closing.

5.03 Conditions to Obligations of the Sellers. The obligations of SELLER to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or SELLER’s waiver, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to SELLER(S).

(b) SELLER shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of BUYER, that each of the conditions set forth in Section 6.03 have been satisfied.

(c) SELLER shall have received a resolution adopted by the board of directors of BUYER authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby.

(d) BUYER shall deliver to SELLER one or more stock certificates representing the BUYER Shares as provided for in 1.04(a)(b), duly executed by authorized officers of BUYER.

(e) BUYER shall have delivered to SELLER a good standing certificate (or its equivalent) for BUYER from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which BUYER is organized.

(f) The representations and warranties of the BUYER contained in Article III of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “material adverse effect” or similar qualifier set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date).

(g) BUYER shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by BUYER at or prior to the Closing.

ARTICLE VI

Indemnification and Dispute Resolution

6.01 Survival. The representations and warranties contained herein shall survive the Closing Date and shall remain in full force and effect until the date that is one year from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.02 Indemnification by the Sellers. Subject to the other terms and conditions of this Article VI, for a term beginning on the Closing Date and ending on the first anniversary of the Closing Date, the SELLER shall indemnify and defend each of the BUYER and its Affiliates (including SELLER) and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (except as provided in this Article VII) incurred by the BUYER Indemnitees arising out of:

(a) any material breach of any of the representations or warranties of the SELLER contained in this Agreement; or

(b) any material breach of any covenant, agreement or obligation to be performed by the SELLER pursuant to this Agreement.

6.03 Indemnification by the Buyer. Subject to the other terms and conditions of this Article VII, for a term beginning on the Closing Date and ending on the first anniversary of the Closing Date, the BUYER shall indemnify and defend each of the SELLER and its Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred by the SELLER Indemnitees arising out of:

(a) any material breach of any of the representations or warranties of the BUYER contained in this Agreement; or

(b) any material breach of any covenant, agreement or obligation to be performed by the BUYER pursuant to this Agreement.

6.04 Arbitration.

a. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether common law or statutory, including, without limitation, claims asserting violations of US antitrust laws, will be settled exclusively by binding arbitration in NYC using a single arbitrator, and as follows:

i. The arbitrator will apply the internal law of the State of NY, except that the arbitrator will not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement, or to grant any punitive damages, or injunctive relief, including, without limitation, interim relief, of any nature. Judgment on the award of the arbitrator may be entered by any court having jurisdiction to do so.

ii. The failure or refusal of either party to submit to arbitration as required by this Agreement will constitute a material breach of this Agreement. If judicial action is commenced in order to compel arbitration, and if arbitration is in fact compelled, the party that resisted arbitration will be required to pay to the other party all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by the party to compel arbitration.

iii. If equitable relief is sought including injunctive relief, by a party hereto for a breach of this Agreement, the non-breaching party may, in its sole discretion, enforce such rights and seek such equitable relief by court action.

ARTICLE VII

Miscellaneous

7.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to the Seller: CLEC Networks, Inc. c/o EDGE FiberNet, Inc. 254 36th St. (304C - #12) Brooklyn, NY 11201 Attn: Ted Flomenhaft; cc: Liz Guo Email: ted@EDGEfibernet.com; cc: gli@edgefibernet.com

If to the Buyer: 2050 Motors, Inc. 1340 Brook St. Unit M St Charles, IL 60184 Attn: Vikram Grover Email: vik@2050motors.com

7.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) except as otherwise expressly provided, any information “delivered” or “made available” to the BUYER shall include that information (i) contained in the virtual data room hosted by SELLER at least two (2) calendar days prior to the Closing Date or (ii) otherwise provided in writing (including electronically) to the BUYER or its representatives, as applicable, on or prior to the Closing Date. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

7.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.06 Entire Agreement. This Agreement, together with the Option and Spin-Out/Spin-Off Agreement, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

7.07 Legal Representation. Each party to this Agreement has read and fully understands the terms and provisions hereof, has reviewed this Agreement with its legal counsel and/or advisor, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the BUYER, its affiliates, advisors and/or attorneys have made no representation or warranty to the SELLER concerning the state or federal tax consequences to the SELLER regarding the transactions contemplated by this Agreement.

7.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

7.09 No Third-Party Beneficiaries. Except as provided herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the BUYER and the SELLER(S), which amendment, once so executed, shall be binding on all parties to this Agreement as though direct signatories hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN ANY NEW YORK COURT OF APPROPRIATE JURISDICTION. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

7.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.14 Termination by the Sellers. If any of the conditions set forth in Section 6.03 of this Agreement have not been satisfied by 5:00 PM New York time on April 30, 2019 (the “Seller Option Time”), this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the SELLER, at its option, for any reason or no reason, at any time after the Seller Option Time. In the event of termination by the SELLER pursuant to this Section 7.14, written notice of such termination shall be given to the BUYER (e-mail shall suffice) and the transactions contemplated by the Agreement shall be terminated, without further action, notice or deed by any party to this Agreement. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.14, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any party to this Agreement. Nothing in this Section 7.14, however, shall be deemed to release any party to this Agreement from any liability for damages for any breach by such party of the terms and provisions of this Agreement in the event of such party’s fraud or willful misconduct, or to impair the availability of the remedy of specific performance in accordance with

7.15 Force Majeure.

a. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause reasonably beyond the control of such party (“Force Majeure”), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof, and uses its diligent, good faith efforts to cure the breach. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure but not in excess of six (6) months. The SELLER and the BUYER have caused this Agreement to be executed as of the date first written above.

SELLER(S):

CLEC Networks, Inc.
EDGE FiberNet

Ted Flomenhaft	04-18-2019
President

BUYER:

2050 Motors, Inc.

Vikram Grover	04-18-2019
CEO